United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2005
Integrated Healthcare Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)
Nevada	0-23511	87-0412182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 N. Tustin Avenue, Santa Ana, California 92705
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (714) 953-3503

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On October 31, 2005, Integrated Healthcare Holdings, Inc. (“IHHI”) and Orange County Physicians Investment Network, LLC (“OCPIN”) entered into a Second Amendment to Stock Purchase Agreement (the “Second Amendment”). The Second Amendment amends the Stock Purchase Agreement, dated January 28, 2005, between IHHI and OCPIN, as amended by that certain First Amendment to Stock Purchase Agreement dated as of June 1, 2005 (the “First Amendment”) (the Stock Purchase Agreement, as amended by the First Amendment, is referred to in this report as the “SPA”).

As previously disclosed by IHHI, pursuant to the First Amendment and an Escrow Agreement, dated June 1, 2005 (the “Escrow Agreement”), IHHI and OCPIN established an escrow account (the “Escrow Account”) with City National Bank. OCPIN deposited a total of 57,250,000 shares of IHHI common stock (the “Escrowed Shares”) into the Escrow Account, and, to date, OCPIN has deposited a total of $12,500,000 in cash into the Escrow Account (the “Escrowed Cash”).

The following are material terms contained in the Second Amendment:

•	IHHI and OCPIN will immediately terminate the Escrow Account and instruct the escrow agent to transfer the Escrowed Cash and Escrowed Shares as follows:

(a)  $1,500,000 of the Escrowed Cash, plus a pro rata portion of all accumulated and accrued interest in the Escrow Account, will be delivered to IHHI, and $11,000,000 of the Escrowed Cash, plus a pro rata portion of all accumulated and accrued interest in the Escrow Account, will be delivered to OCPIN; and

(b) 5,798,831 of the Escrowed Shares will be delivered to OCPIN and 51,451,169 of the Escrowed Shares will be delivered to IHHI.

•	OCPIN will pay to IHHI $2,800,000 and, upon receipt thereof, IHHI will transfer to OCPIN (out of the 51,451,169 Escrowed Shares delivered to IHHI) a total of 10,824,485 shares of common stock.

•
OCPIN will have the right to acquire from IHHI up to $6.7 million in common stock within 30 calendar days following the Default Termination Date (the “Payment Deadline”), at a price of $0.2586728 per share (for a maximum of 25,901,447 Shares) plus interest on the purchase price at the rate of 14% per annum from September 12, 2005 through the date of closing on the funds by IHHI. Under the Second Amendment, the term “Default Termination Date” means the date on which IHHI notifies OCPIN that it has been notified by Medical Provider Financial Corporation II (“MedCap”) that all events of default have been cured under that certain Credit Agreement, dated as of March 3, 2005, between IHHI and MedCap.

•
From time to time as monies are received by IHHI under the aforementioned provisions of the Second Amendment, IHHI will instruct its transfer agent to issue to OCPIN certificates for 5,400,000 shares of common stock multiplied by such percentage of OCPIN’s payments required to be made under Sections 1.2(a), (b), (c) and (e)(i)-(iii) of the SPA which have been made to date.

•
Under certain circumstances described in the Second Amendment, OCPIN must identify to IHHI’s Audit Committee and MedCap the sources of funds used to pay for shares under the Second Amendment. Such funds may be rejected under certain circumstances if a reasonable objection is raised by either the Audit Committee or MedCap.

•	The 90-day period referred to in Section 6(b) of the First Amendment is extended until the Payment Deadline.

The Second Amendment is furnished as an exhibit to this Report. The preceding description of the Second Amendment is summary in nature and does not purport to be complete. This summary should be read in connection with the exhibit hereto.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
99.1	Second Amendment to Stock Purchase Agreement, dated as of October 31, 2005, by and between the Registrant and Orange County Physicians Investment Network, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Integrated Healthcare Holdings, Inc.

By:	/s/ Steven Blake
Name: Steven Blake
Title: Chief Financial Officer

Date: November 4, 2005